UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 31, 2008
RTI International Metals, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Ohio
(State or Other Jurisdiction of Incorporation)

001-14437	52-2115953

(Commission File Number)	(IRS Employer Identification No.)

Westpointe Corporate Center One, 5th Floor
1550 Coraopolis Heights Road
Pittsburgh, Pennsylvania	15108-2973

(Address of Principal Executive Offices)	(Zip Code)
(412) 893-0026
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Effective as of December 31, 2008, RTI International Metals, Inc. (“RTI” or the “Company”) undertook several changes to the existing Letter Agreements in place with each of its executive officers, the Company’s Executive Change in Control Severance Policy and the Company’s Executive Non-Change in Control Severance Policy. In each case the changes were to assure that the agreements and policies comply with the Internal Revenue Service’s final regulations with respect to Section 409A of the Internal Revenue Code (“Section 409A”). The specific changes are outlined below:
Letter Agreements:
     RTI entered into Amended and Restated Letter Agreements with each of Dawne S. Hickton, Vice Chairman & CEO; Michael C. Wellham, President & COO; Stephen R. Giangiordano, Executive Vice President; William T. Hull, Senior Vice President & CFO; William F. Strome, Senior Vice President - Strategic Planning & Finance; and Chad Whalen, Vice President & General Counsel. Except as set forth below, the amended and restated agreements are identical to the previous letter agreements in place with each executive.
     The Amended and Restated Letter Agreements accelerate the payment of an amount equal to three months base salary should the executive be terminated as a result of his or her disability. Under the prior letter agreements, upon such a termination, the employee was to receive three months base salary to be paid periodically over three months following the termination. Under the amended and restated letter agreements, the terminated, disabled employee will be paid a lump sum equal to three months base salary.
     In addition, the Amended and Restated Letter Agreements now expressly state that any benefit provided shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and specify that the Company has the right to accelerate and/or defer any payment under the applicable Amended and Restated Letter Agreement to the extent permitted and consistent with Section 409A.
     Finally, the Amended and Restated Letter Agreements state that to the extent that any payment made on account of a termination of employment under the Amended and Restated Letter Agreement is subject to Section 409A and not excepted therefrom, such payments shall be delayed for a period of six months after the date of termination if the employee is a “specified employee” as that term is defined in Section 409A.
     Copies of the Amended and Restated Letter Agreements with each of the above named executive officers are filed herewith as Exhibits 10.1 through 10.6.

Executive Non-Change in Control Severance Policy:
     The Company amended its Executive Non-Change in Control Severance Policy to explicitly set forth the manner in which life, accident and health insurance benefits will be provided to an executive following the termination of the executive’s employment with RTI during the term set forth in the executive’s Amended and Restated Letter Agreement because of (i) a breach by RTI of the Amended and Restated Letter Agreement with the executive, (ii) a reduction in the executive’s base salary without his or her consent, (iii) for reason other than Cause (as defined in the Executive Non-Change in Control Severance Policy), or (iv) the executive’s death or disability. Previously, the policy provided these same benefits for the same duration but did not explicitly set forth the manner in which they would be provided.
     In addition, the amended Executive Non-Change in Control Severance Policy now expressly states that any benefit provided shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and specifies that the Company has the right to accelerate and/or defer any payment under the Executive Non-Change in Control Severance Policy to the extent permitted and consistent with Section 409A.
     A copy of the amended Executive Non-Change in Control Severance Policy is filed herewith as Exhibits 10.7.
Executive Change in Control Severance Policy:
     The Company amended its Executive Change in Control Severance Policy to limit the events in which lump-sum payment of benefits following a change in control may be made to those events in which the change in control meets the qualifications of either a “change in the ownership or effective control of a corporation”, or a “change in the ownership of a substantial portion of the assets of a corporation” as those terms are defined in the IRS Regulations to Section 409A. In the event of a change of control under the Executive Change in Control Severance Policy that does not meet these definitions, the amended Executive Change in Control Policy calls for payment of benefits in monthly installments.
     The amendment to the Executive Change in Control Severance Policy adds a requirement that payment of tax gross-ups and reimbursement of attorney’s fees provided for under the policy may not occur later than the end of the executive’s taxable year following the executive’s tax year in which the related taxes or legal fees were paid.
     Finally the amendments to the Executive Change in Control Severance Policy include the same changes made to the Executive Non-Change in Control Severance Policy as described above.

     A copy of the amended Executive Change in Control Severance Policy is filed herewith as Exhibits 10.8.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits. The following exhibits are being filed pursuant to Item 601 of Regulation S-K and General Instruction B2 to this Form 8-K:

Exhibit No.	Description

10.1	Amended and Restated Letter Agreement with Dawne S. Hickton
10.2	Amended and Restated Letter Agreement with Michael C. Wellham
10.3	Amended and Restated Letter Agreement with Stephen R. Giangiordano
10.4	Amended and Restated Letter Agreement with William T. Hull
10.5	Amended and Restated Letter Agreement with William F. Strome
10.6	Amended and Restated Letter Agreement with Chad Whalen
10.7	Amended and Restated Executive Non-Change in Control Severance Policy
10.8	Amended and Restated Executive Change in Control Severance Policy

     SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RTI INTERNATIONAL METALS, INC.
Date: January 7, 2009	By:	/s/ Chad Whalen
Chad Whalen,
Vice President, General Counsel & Secretary